SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.___)
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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12
SKECHERS U.S.A., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SKECHERS U.S.A., INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Skechers U.S.A., Inc., a Delaware corporation (the “Company”), to be held at The Ayres Hotel located at 14400 Hindry Avenue, Hawthorne, California 90250 on May 19, 2006 at 10:00 a.m. Pacific Time.

The Annual Meeting of the Company is being held for the following purposes:

1. To elect two members to the Board of Directors to serve for a three-year term as Class I Directors;

2. To approve the Company’s 2006 Annual Incentive Compensation Plan;

3. To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2006; and

4. To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors recommends a vote “for” each of the nominees and for each proposal listed above.

The Board of Directors has fixed the close of business on March 31, 2006 as the record date for determining those stockholders who will be entitled to vote at the Annual Meeting.

The Company’s Annual Report to Stockholders for the year ended December 31, 2005 is enclosed with this notice. The following proxy statement and enclosed proxy card is being sent to each stockholder as of the record date. You are cordially invited to attend the Annual Meeting, but if you do not expect to attend, or if you plan to attend, but desire the proxy holders to vote your shares, please date and sign your proxy card and return it in the enclosed postage paid envelope. The giving of this proxy card will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy card promptly to avoid the expense of additional proxy solicitation.

FOR THE BOARD OF DIRECTORS

Philip G. Paccione,
Corporate Secretary

Dated: May 1, 2006
Manhattan Beach, California

PROXY STATEMENT
ELECTION OF DIRECTORS
PROPOSAL NO. 2 APPROVAL OF THE SKECHERS U.S.A., INC. 2006 ANNUAL INCENTIVE COMPENSATION PLAN
PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CORPORATE GOVERNANCE AND BOARD MATTERS
EXECUTIVE COMPENSATION
BOARD REPORT ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER RETURN PERFORMANCE PRESENTATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPLIANCE WITH SECTION 16( a ) OF THE SECURITIES EXCHANGE ACT OF 1934
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
NOMINATIONS AND STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS
OTHER BUSINESS

SKECHERS U.S.A., INC.

PROXY STATEMENT

For Annual Meeting to be Held
May 19, 2006 at 10:00 a.m. Pacific Time

This proxy statement is delivered to you by Skechers U.S.A., Inc. (the “Company” or “Skechers”), a Delaware corporation, in connection with the Annual Meeting of Stockholders of the Company to be held on May 19, 2006 at 10:00 a.m. Pacific Time at The Ayres Hotel located at 14400 Hindry Avenue, Hawthorne, California 90250 (the “Annual Meeting”). The approximate mailing date for this proxy statement and the enclosed proxy is May 1, 2006. If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares represented by the proxy will be voted (i) for the election of the nominees for director named herein, (ii) for the approval of the Company’s 2006 Annual Incentive Compensation Plan and (iii) for the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006. Any proxy given may be revoked at any time prior to its exercise by notifying the Corporate Secretary of the Company in writing of such revocation, by duly executing and delivering another proxy bearing a later date, or by attending and voting in person at the Annual Meeting. The Company’s principal executive office is located at 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.

The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail. In addition, the officers and other regularly engaged employees of the Company may, in a limited number of instances, solicit proxies personally or by telephone. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of the Class A Common Stock and Class B Common Stock of the Company.

Holders of Class A Common Stock and Class B Common Stock of record at the close of business on March 31, 2006 will be entitled to vote at the Annual Meeting. There were 24,665,215 shares of Class A Common Stock and 16,151,189 shares of Class B Common Stock outstanding at that date. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes, and the presence in person or by proxy of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock is necessary to constitute a quorum for the Annual Meeting. A quorum must have been established in order to consider any matter. To elect the two directors, the two candidates for director receiving the most votes will become directors of the Company. Stockholders may not cumulate their votes. All other proposals require the affirmative “for” vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the Annual Meeting. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, proxies marked “Abstain” as to Proposal No. 1 will not have any effect on the election of directors, but proxies marked “Abstain” as to Proposal No. 2 and Proposal No. 3 will have the same effect as a vote cast against the proposal.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes, with each class serving a three-year term and thereafter until their successors are duly elected and qualified or until their death, resignation or removal. One class of directors is elected annually at the Annual Meeting. The Company’s Bylaws provide for a variable Board of Directors with a range of between five and nine members. The Company currently has seven members on its Board of Directors. The Company’s Bylaws give the Board of Directors the authority to establish, increase or decrease the number of directors.

Unless otherwise directed by stockholders within the limits set forth in the Bylaws, the proxy holders will vote all shares represented by proxies held by them for the election of Robert Greenberg and Morton D. Erlich, who are currently members of the Company’s Board of Directors. The Company has been advised by Robert Greenberg and Morton D. Erlich of their availability and willingness to serve if elected. In the event that Robert Greenberg and/or Morton D. Erlich becomes unavailable or unable to serve as a member of the Company’s Board of Directors prior to the voting, the proxy holders will refrain from voting for them or will vote for a substitute nominee in the exercise of their best judgment.

The Board of Directors recommends a vote “for” these director-nominees.

PROPOSAL NO. 2

APPROVAL OF THE SKECHERS U.S.A., INC. 2006 ANNUAL INCENTIVE COMPENSATION PLAN

The Skechers U.S.A., Inc. Annual Incentive Compensation Plan (the “Plan”), which was authorized by the Board of Directors of the Company on March 31, 2006, generally provides for performance-based incentive awards to certain key employees of the Company. The Compensation Plan is designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code, as amended (“Section 162(m)”), so that the Company can take federal income tax deductions for the performance-based compensation paid under the Plan to its “Named Executive Officers” (see “Executive Compensation — Summary Compensation Table” herein for a list of the Company’s Named Executive Officers for 2005).

Section 162(m) generally provides that publicly held companies may not take a federal income tax deduction for certain compensation in excess of $1 million paid to each of its Named Executive Officers in any one year unless that compensation is “qualified performance-based compensation.” One of the requirements of “qualified performance-based compensation” for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by stockholders. Accordingly, for awards under the Plan to qualify as performance-based compensation for fiscal year 2006, Section 162(m) requires that the Plan be approved by the Company’s stockholders at the Annual Meeting.

The Plan is intended to advance the interests of the Company and its stockholders and assist the Company in attracting and retaining executive officers of the Company and its subsidiaries who, because of the extent of their responsibilities can make significant contributions to the Company’s success by their ability, industry, loyalty and exceptional services, by providing incentives and financial rewards to such executive officers.

The following summary of the material features of the Plan is qualified in its entirety by reference to the terms of the Plan, a copy of which is attached as Appendix A to this Proxy Statement.

Administration

The Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee has authority and discretion to administer and interpret the provisions of the Plan and to adopt such rules and regulations for the administration of the Plan as the Committee deems necessary or advisable. Decisions of the Committee will be final, conclusive and binding upon all parties, including, without limitation, the Company and participants in the Plan. The Committee may designate all or any portion of its power and authority under the Plan to any sub-committee of the Committee or to any executive officer or executive officers of the Company, provided that any such designation is consistent with the requirements of Section 162(m).

Eligibility and Participation

The individuals eligible to participate in the Plan shall be the Company’s Chief Executive Officer and any other executive officer of the Company or a subsidiary thereof. Prior to or at the time performance objectives are established for a fiscal quarter, fiscal year or such other period of the Company that the Committee, in its sole discretion, may establish up to five years in length (collectively, “Performance Period”), the Committee will identify those executive officers including the Chief Executive Officer who will in fact be participants for such Performance Period.

Determination of Awards

Within the time period prescribed by Section 162(m), for each Performance Period for which performance objectives are established, the Committee shall (i) determine the participants who are to be eligible to receive performance-based awards under the Plan, (ii) select the performance criteria to be used for each participant and (iii) establish, in terms of an objective formula or standard for each participant, the performance goal and the amount of each award which may be earned if such performance goal is achieved.

The performance criteria are limited to the following: net sales, revenue, revenue growth, operating income, pre- or after-tax income (before or after allocation of corporate overhead and bonus), net earnings, earnings per share, net income, financial goals (division, group or corporate), return on equity, total shareholder return, return on assets or net assets, attainment of strategic and operational initiatives, appreciation in and/or maintenance of the price of the shares of Class A Common Stock or any other publicly-traded securities of the Company, market share, gross profits, earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), economic value-added models, comparisons with various stock market indices, reductions in costs, cash flow (before or after dividends), cash flow per share (before or after dividends), return on capital (including return on total capital or return on invested capital), cash flow return on investment, and improvement in or attainment of expense levels or working capital levels.

In determining satisfaction with performance goals for a Performance Period, the Committee may direct that adjustments be made to the performance goals or actual financial performance results as reported to reflect extraordinary, unusual or non-recurring organizational, operational or other changes that have occurred during such Performance Period, in each case only to the extent that such adjustments are consistent with the requirements of Section 162(m). For competitive reasons, specific performance goals determined by the Committee for each Performance Period will not be publicly disclosed.

Current Awards

Five individuals, including the Company’s Chief Executive Officer, President and Chief Operating Officer, have been identified to participate in the Plan for fiscal year 2006. The Committee has established the performance goals for fiscal year 2006 with respect to awards to such participants by reference to the business criteria set forth in the Plan. Bonus amounts, if any, that will be paid to participants for fiscal year 2006 and future plan years are not determinable at this time. Bonus amounts for performance-based awards will depend upon meeting performance targets that are substantially uncertain and that even if met would remain subject to the Committee’s discretion as described herein.

Payment of Awards

At such time as it shall determine appropriate following the conclusion of each Performance Period, the Committee shall certify, in writing, the amount of the award for each participant for such Performance Period. The amount of an award actually paid to a participant may, in the sole discretion of the Committee, be reduced to less than the amount payable to the participant based on attainment of the performance goals for a Performance Period. Payment of an award to each participant shall be made no later than the fifteenth day of the third month following the end of the fiscal quarter of the Company in which the applicable Performance Period ends.

Duration and Amendment

If the Plan is approved by the stockholders at the Annual Meeting, it will be effective for fiscal years 2006 through 2010, after which the Company’s stockholders must re-approve the Plan for an additional five years at the Company’s annual meeting of stockholders in 2011 in order for awards under the Plan to continue to qualify as performance-based compensation under Section 162(m). The Committee may at any time alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law including Section 162(m). No amendments to, or termination of, the Plan shall in any way impair the rights of a participant under any award previously granted without such participant’s consent.

Payment of Taxes

The Company may deduct from any payments of awards under the Plan any applicable withholding taxes required by law to be withheld with respect to such payments.

Other Compensation

The Plan is not exclusive. The Company may pay other bonuses and other compensation to the Named Executive Officers and other key employees under other authority of the Board of Directors and applicable law. If the Plan is not approved by stockholders, the Company currently contemplates that any cash bonuses for fiscal year 2006 for the Named Executive Officers would be discretionary. Any such bonuses then paid would not be deductible under Section 162(m) to the extent that when combined with other non-exempt compensation paid, they exceed the $1 million limit on non-exempt compensation paid to each of the Named Executive Officers.

Recommendation of the Board of Directors

The Board of Directors believes that it is desirable and in the best interest of the Company and its stockholders to enable the Plan to comply with the requirements of Section 162(m). The Board further believes that the Plan provides an important incentive that complements the Company’s existing policies and other long-term plans in linking portions of executive compensation to the Company’s performance.

The Board of Directors recommends a vote to approve the Company’s 2006 Annual
Incentive Compensation Plan.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

For the 2005 fiscal year, KPMG LLP provided audit services that included examination of the Company’s annual consolidated financial statements. Upon the recommendation of the Audit Committee, the Company’s Board of Directors has selected KPMG LLP to perform an audit of the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2006 in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The stockholders are being requested to ratify such selection at the Annual Meeting. A representative of KPMG LLP will attend the Annual Meeting to make any statements he or she may desire and to respond to appropriate stockholder questions.

The Board of Directors recommends a vote to ratify the appointment of KPMG LLP.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Information Concerning Director Nominees

		Class and Year
		in Which Term
Name	Age	Will Expire	Position

Robert Greenberg	66	Class I (2009)	Chairman of the Board and Chief Executive Officer
Morton D. Erlich(1)(2)	61	Class I (2009)	Director

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

Robert Greenberg has served as the Chairman of the Board and Chief Executive Officer of the Company since October 1993. From 1979 to 1992, Mr. Greenberg was the Chairman of the Board and President of L.A. Gear, Inc. (“L.A. Gear”), an athletic and casual footwear and apparel company.

Morton D. Erlich has served as a member of the Board of Directors of the Company since January 2006. Mr. Erlich worked for 34 years at KPMG LLP including 24 years as an audit partner until retiring in September 2004.

Directors Not Standing for Election

The members of the Board of Directors who are not standing for election at this year’s Annual Meeting are set forth below.

		Class and Year in Which
Name	Age	Term Will Expire	Position

Michael Greenberg	43	Class II (2007)	President and Director
David Weinberg	55	Class II (2007)	Executive Vice President; Chief Operating Officer and Director
Jeffrey Greenberg	38	Class II (2007)	Senior Vice President, Active Electronic Media and Director
Geyer Kosinski(1)	40	Class III (2008)	Director
Richard Siskind(1)(2)	60	Class III (2008)	Director

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

Michael Greenberg has served as the President and a member of the Board of Directors of the Company since its inception in 1992, and from June 1992 to October 1993, he served as Chairman of the Board of the Company. From 1989 to 1992, Mr. Greenberg was the National Sales Manager of L.A. Gear. Previously, from 1986 to 1989, Mr. Greenberg was the Regional Sales Manager of L.A. Gear for the West Coast, and from 1984 to 1986, he was an account representative for the West Coast at L.A. Gear.

David Weinberg has served as Chief Operating Officer of the Company since January 2006 and as Executive Vice President of the Company and a member of its Board of Directors of the Company since July 1998, and from October 1993 to January 2006, he also served as Chief Financial Officer of the Company. From June 1989 to September 1992, Mr. Weinberg served as Vice President, Credit and Collections at L.A. Gear.

Jeffrey Greenberg has served as Senior Vice President, Active Electronic Media of the Company since June 2005 and as a member of its Board of Directors since September 2000. From January 1998 to June 2005, Mr. Greenberg served as Vice President, Active Electronic Media of the Company. Previously, Mr. Greenberg served as Chief Operating Officer, Secretary and a member of the Board of Directors of the Company from June 1992 to July 1998 and as its Chief Executive Officer from June 1992 to October 1993.

Geyer Kosinski has served as a member of the Board of Directors of the Company since November 2001. Since July 2004, Mr. Kosinski has been the Chairman and Chief Executive Officer of Media Talent Group, a talent management and production company that produces feature films and television programming and manages over 50 actors, writers and directors. From April 1997 to June 2004, Mr. Kosinski was a Managing Partner and co-owner of Industry Entertainment, a talent management and production company that produces feature films and television programming and manages over 100 actors, writers and directors. From 1992 to 1997, Mr. Kosinski was an agent at The William Morris Agency, where he represented talent including George Clooney, Robert Downey, Jr., Kevin Spacey, Angelina Jolie and Billy Bob Thornton, and packaged over 20 motion pictures.

Richard Siskind has served as a member of the Board of Directors of the Company since June 1999. Since November 2002, Mr. Siskind has served as a member of the Board of Directors of Magic Lantern Group, Inc. (AMEX: GML), which changed its name from JKC Group, Inc. From May 1998 to November 2002, Mr. Siskind served as President, Chief Executive Officer and a member of the Board of Directors of Stage II Apparel Corp. (AMEX:SA), which changed its name to JKC Group, Inc. (AMEX:JKC) in April 2002. In 1991, Mr. Siskind founded R. Siskind & Company, a business that purchases brand name men’s and women’s apparel and accessories and redistributes those items to off-price retailers, and he is its sole shareholder, Chief Executive Officer, President and sole member of its Board of Directors.

Executive Officers

The following table sets forth certain information with respect to the executive officers of the Company who are not also directors. For information concerning Robert Greenberg, Michael Greenberg and David Weinberg, see “Information Concerning Director Nominees” and “Directors Not Standing for Election” above.

Name	Age	Position

Frederick Schneider	49	Chief Financial Officer
Philip Paccione	44	General Counsel; Executive Vice President, Business Affairs; and Corporate Secretary
Mark Nason	44	Executive Vice President, Product Development

Frederick Schneider has served as Chief Financial Officer of the Company since January 2006. From February 2004 to January 2006, Mr. Schneider served on the Board of Directors and as Chairman of the Audit Committee of the Company. He also currently serves on the Board of Directors and as Chairman of the Audit Committee at each of Meade Instruments (NASDAQ:MEAD) and Sport Chalet, Inc. (NASDAQ:SPCH). Mr. Schneider has served as a Board member and Audit Committee member at Meade Instruments since August 2004 and at Sport Chalet since May 2002. He served as a senior managing director at Pasadena Capital Partners, a private equity investment firm, since July 2004. Prior to working at Pasadena Capital Partners, Mr. Schneider was an independent private equity investor and consultant; from September 1994 to January 1998, he served as chief financial officer and principal of Leonard Green & Partners, L.P., a merchant banking firm specializing in leveraged buyouts; and from June 1978 to September 1994, he worked at KPMG LLP including five years as an audit and due diligence partner.

Philip Paccione has served as Executive Vice President, Business Affairs since February 2000, Corporate Secretary since July 1998, and General Counsel of the Company since May 1998. Before joining the Company and since June 1997, Mr. Paccione was an attorney at the law firm of Riordan & McKinzie, in Los Angeles, and from May 1996 to June 1997 he was a sole practitioner of law. Mr. Paccione also practiced law at the law firm of Gartner & Young from December 1994 to May 1996 and at the law firm of Kelley, Drye & Warren from June 1991 to December 1994.

Mark Nason has served as Executive Vice President, Product Development of the Company since March 2002. From January 1998 to March 2002, Mr. Nason served as our Vice President, Retail and Merchandising, and from December 1993 to January 1998, he served as our Director of Merchandising and Retail Development. From January 1981 through November 1993, Mr. Nason was employed in various capacities, including General Merchandising Manager, Director of Visual Merchandising and Buyer at Track ’n Trail.

Robert Greenberg is the father of Michael Greenberg and Jeffrey Greenberg; other than the foregoing, no family relationships exist between any of the directors or executive officers of the Company.

CORPORATE GOVERNANCE AND BOARD MATTERS

Attendance of Directors at Board Meetings and Annual Meeting of Stockholders

The Board of Directors met four times in 2005. Each director attended all of the meetings, except Geyer Kosinski and Jeffrey Greenberg who were each unable to attend one meeting. The Company does not have a policy requiring its directors to attend the Annual Meeting of Stockholders. In 2005, all but two of the directors attended the Annual Meeting of Stockholders.

Compensation of Directors

Non-Employee Directors.  The Company pays each of its non-employee directors annual compensation of $15,000 for serving on the Board of Directors. The Audit Committee Chairman and the Compensation Committee Chairman are paid additional annual fees of $10,000 and $1,500, respectively. Non-employee directors also receive fees of $1,000 for each Board meeting attended and $1,000 for each committee meeting attended. In addition, Morton D. Erlich received a one-time bonus of $65,000 when he joined the Board of Directors in January 2006. Non-employee directors are reimbursed for reasonable costs and expenses incurred for attending any Board or committee meetings. Compensation, fees, and reimbursable costs and expenses are paid quarterly. Officers of the Company who are members of the Board of Directors are not paid any directors’ compensation.

Non-employee directors are eligible to receive, from time to time, issuances of restricted shares of Class A Common Stock and grants of options to purchase shares of Class A Common Stock under the 1998 Stock Option, Deferred Stock and Restricted Stock Plan (the “Stock Option Plan”) as determined by the Board of Directors. In 2005, non-employee directors were not issued any restricted shares of Class A Common Stock or granted any options to purchase shares of Class A Common Stock.

Employee Directors.  As of December 31, 2005, Robert Greenberg, Michael Greenberg and David Weinberg were the only executive officers serving on the Board of Directors, and Jeffrey Greenberg was the only non-executive employee serving on the Board of Directors. Employees of the Company who are members of the Board of Directors are not paid any directors’ fees. Compensation of Robert Greenberg, Michael Greenberg and David Weinberg earned in 2005 is set forth under “Executive Compensation.’’ Employee directors are eligible to receive, from time to time, issuances of shares of Class A Common Stock and grants of options to purchase shares of Class A Common Stock under the Stock Option Plan as determined by the Board of Directors. In 2005, employee directors were not issued any restricted shares of Class A Common Stock or granted any options to purchase shares of Class A Common Stock.

“Controlled Company” Exemption under NYSE Rules

Under Section 303A of the New York Stock Exchange Listed Company Manual (the “NYSE Rules”), the Company is considered a “Controlled Company” because Robert Greenberg, directly and indirectly, owns 63.1% of the voting power in the Company (see “Certain Relationships and Related Transactions”). As a Controlled Company, the Company is exempt from certain NYSE Rules requiring a Board of Directors with a majority of independent members, a compensation committee composed entirely of independent directors and a nominating committee composed entirely of independent directors. However, notwithstanding this exemption, as described more fully below, during 2006, the Company established a Compensation Committee composed entirely of independent directors.

Director Independence

The Board of Directors has affirmatively determined, assuming the re-election of all of the nominees for director at the Annual Meeting, that the Board will have three members who are “independent” consistent with Section 303A.02 of the NYSE Rules. These directors are currently Morton D. Erlich, Geyer Kosinski and Richard Siskind. Mr. Erlich replaced Frederick Schneider as an independent director in January 2006, when he was elected to the Board of Directors following Mr. Schneider’s resignation from the Board and appointment as Chief Financial Officer of the Company. The Board of Directors made this affirmative determination regarding these directors’ independence based on discussions with the directors and on its review of the directors’ responses to a formal questionnaire regarding employment and compensation history; affiliations, family and other relationships; and

transactions with the Company, its subsidiaries and affiliates. The Board considered relationships and transactions between each director or any member of his immediate family and the Company and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The purpose of the Board’s review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NYSE Rules.

Audit Committee

The Audit Committee is responsible for overseeing (i) the quality and integrity of the Company’s financial statements, (ii) the appointment, compensation, independence and performance of the independent registered public accounting firm, (iii) the Company’s compliance with legal and regulatory requirements, and (iv) the performance of internal audit and controls function. The Audit Committee is currently composed of Chairman Morton D. Erlich, Geyer Kosinski and Richard Siskind, each of whom is “independent” under Sections 303A.06 and 303A.07 of the NYSE Rules and Section 10A(m)(3) of the Exchange Act. Mr. Erlich replaced Frederick Schneider as a member and Chairman of the Audit Committee when he was elected to the Board of Directors in January 2006. The Audit Committee met four times during 2005. Each Audit Committee member attended all of the meetings, except Geyer Kosinski who was unable to attend two meetings and Richard Siskind who was unable to attend one other meeting.

The Audit Committee currently acts under a written Audit Committee Charter adopted by the Board of Directors as of April 29, 2004. The Audit Committee Charter, which complies with the NYSE Rules and is subject to change from time to time by the Company’s Board of Directors, is posted in the corporate governance section of the investor relations page of our website located at www.skechers.com.

Audit Committee Financial Expert

The Board of Directors has determined that Morton D. Erlich, who currently serves as the Chairman of the Audit Committee, is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K. Mr. Erlich replaced Frederick Schneider as the audit committee financial expert when he was appointed to serve as a member and Chairman of the Audit Committee in January 2006.

Compensation Committee

The Board of Directors approved and established the Compensation Committee as of March 31, 2006. The Compensation Committee is responsible for (i) discharging the Board’s responsibilities relating to compensation of the Company’s executive officers, (ii) overseeing the administration of the Company’s executive compensation plans and (iii) producing an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations. The Compensation Committee is currently composed of Chairman Richard Siskind and Morton D. Erlich, neither of whom is an employee or former executive officer of the Company or any of its subsidiaries. There were no meetings held by the Compensation Committee in 2005.

The Compensation Committee currently acts under a written Compensation Committee Charter adopted by the Board of Directors as of March 31, 2006. The Compensation Committee Charter, which complies with the NYSE Rules and is subject to change from time to time by the Company’s Board of Directors, is posted in the corporate governance section of the investor relations page of our website located at www.skechers.com.

Director Nominations

As a Controlled Company under the NYSE Rules, the Company is not required to and currently does not have a nominating committee. The Chairman of the Board, in consultation with other members of management, performs the functions of a nominating committee, including the identification and evaluation of director candidates. Nominees for directors are identified and recommended by the Chairman of the Board and presented to the full Board of Directors. Qualifications and skills that the Board of Directors require in directors are set forth in the Company’s Corporate Governance Guidelines, which was adopted by the Board of Directors as of April 28, 2004 and is posted in the corporate governance section of the investor relations page of our website located at www.skechers.com. The Board seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Factors considered in evaluating a director candidate include the evaluation of diversity, age, skills and experience in the context of the needs of the Board. Additionally, directors should not serve on more than two boards of public companies in addition to the Board. The Board of Directors believes that the functions of nominating committee are more than adequately performed by the Chairman of the Board and the Board of Directors as a whole.

Pursuant to the Company’s Bylaws, a stockholder may nominate a person for election as a director at an annual meeting of stockholders only if written notice of such stockholder’s intent to make such nomination has been given to the Corporate Secretary of the Company no later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day in advance of such meeting. Each notice is required to set forth certain information, including (i) the name and address of the stockholder and of the person or persons to be nominated, (ii) a description of all arrangements or understandings between the stockholder and each nominee pursuant to which the nomination is to be made, (iii) information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission (the “SEC”) had the nominee been nominated, or intended to be nominated, by the Board and (iv) the consent of each nominee to serve as a director if so elected. The stockholder must also promptly provide any other information reasonably requested by the Company.

Executive Sessions

Non-management directors meet regularly in executive sessions without the Company’s management. Non-management directors are those directors who are not executive officers of the Company and include directors, if any, who are not independent by virtue of the existence of a material relationship with the Company. Executive sessions are led by a Presiding Independent Director. An executive session is held in conjunction with each regularly scheduled Audit Committee meeting and other sessions may be called by the Presiding Independent Director in his own discretion or at the request of the Board of Directors. Morton D. Erlich is currently designated as the Presiding Independent Director, since replacing Frederick Schneider in such capacity in January 2006.

Compensation Committee Interlocks and Insider Participation

The Company, as a Controlled Company under the NYSE Rules, was not required to and did not have a compensation committee during 2005. Robert Greenberg, the Company’s Chief Executive Officer, Michael Greenberg, the Company’s President, and David Weinberg, the Company’s Executive Vice President and former Chief Financial Officer, reviewed and discussed the compensation of the Company’s executive officers for 2005. See “Certain Relationships and Related Transactions” regarding arrangements between the Company and the Greenberg Family Trust, of which Robert Greenberg is a trustee, and Michael Greenberg. The Company’s Compensation Committee that was approved and established as of March 31, 2006 is currently composed of Richard Siskind and Morton D. Erlich, neither of whom has ever been an employee or officer of the Company or any of its subsidiaries.

None of the Company’s executive officers who reviewed and discussed executive compensation for 2005, and neither of the current members of the Compensation Committee, has served or currently serves on the board of directors or on the compensation committee of any other entity, which has officers who served on the Company’s Board of Directors during the fiscal year ended December 31, 2005 or thereafter.

Code of Business Conduct and Ethics

The Code of Business Conduct and Ethics, which applies to all directors, officers and employees, was adopted by the Board of Directors as of April 28, 2004. The purpose of the Code is to promote honest and ethical conduct. The Code is posted in the corporate governance section of the investor relations page of our website located at www.skechers.com, and is available in print, without charge, upon written request to the Corporate Secretary at Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266. The Company intends to promptly post any amendments to or waivers of the Code on the Company’s website.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation earned by the Company’s Chief Executive Officer and each of the other named executive officers whose annual salary and bonus during 2003, 2004 and 2005 exceeded $100,000 (the “Named Executive Officers”).

Summary Compensation Table

						Long-Term
						Compensation
						Awards
		Annual Compensation				Securities
				Other Annual		Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)		Options (#)	Compensation ($)

Robert Greenberg	2005	1,442,307	—	—(3)		——	10,927	(5)
Chairman of the Board	2004	— (2)	250,000	—(3)		—	10,786	(5)
and Chief Executive Officer	2003	986,538	—	—(3)		—	11,157	(5)
Michael Greenberg	2005	1,000,000	362,833	15,086	(4)	—	21,235	(6)
President	2004	884,615	50,000	15,491	(4)	—	20,913	(6)
	2003	745,961	—	19,774	(4)	—	21,296	(6)
David Weinberg(1)	2005	798,000	172,833	23,611	(4)	—	16,454	(7)
Executive Vice President	2004	744,154	50,000	23,611	(4)	50,000	16,410	(7)
and Chief Operating Officer	2003	674,307	—	23,611	(4)	—	17,109	(7)
Mark Nason	2005	750,000	138,266	—		—	10,439	(8)
Executive Vice President,	2004	696,154	40,000	—		100,000	10,395	(8)
Product Development	2003	645,961	—	—		—	14,960	(8)
Philip Paccione	2005	325,000	51,851	—		—	20,150	(9)
General Counsel; Executive	2004	311,539	20,000	—		10,000	19,503	(9)
Vice President, Business Affairs	2003	307,709	—	—		—	9,806	(9)
and Corporate Secretary

(1)	On January 3, 2006, David Weinberg was promoted from Chief Financial Officer to Chief Operating Officer of the Company, and Frederick Schneider was appointed Chief Financial Officer and principal financial and accounting officer of the Company to replace Mr. Weinberg in such capacities.

(2)	Robert Greenberg voluntarily elected to waive his entire salary for 2004.

(3)	Excludes the purchase of a car in March 2003 for $66,594 by the Company that is owned by the Company and used by Robert Greenberg.

(4)	Represents the amount of an automobile lease for the benefit of each executive officer. With respect to David Weinberg, excludes rental payments of $32,000 in 2003 made by the Company directly to landlord regarding property that was used primarily for corporate purposes but was leased under the individual’s name.

(5)	Represents health and life insurance payments.

(6)	Represents health and life insurance payments of $15,085, $14,763 and $15,296, and contributions of $6,150, $6,150 and $6,000 by the Company under its 401(k) Plan for 2005, 2004 and 2003, respectively.

(7)	Represents health and life insurance payments of $10,304, $10,260 and $11,109, and contributions of $6,150, $6,150 and $6,000 by the Company under its 401(k) Plan for 2005, 2004 and 2003, respectively.

(8)	Represents health and life insurance payments of $10,304, $10,260 and $14,830, and contributions of $135, $135 and $130 by the Company under its 401(k) Plan for 2005, 2004 and 2003, respectively.

(9)	Represents health and life insurance payments of $14,000, $13,353 and $3,806, and contributions of $6,150, $6,150 and $6,000 by the Company under its 401(k) Plan for 2005, 2004 and 2003, respectively.

Stock Options Granted in 2005

During 2005, the Company’s employees were granted options to purchase an aggregate of 35,000 shares of the Company’s Class A Common Stock, none of which were grants to the Named Executive Officers.

Aggregated Option Exercises in 2005 and 2005 Year-End Option Values

The following table sets forth the outstanding stock options of the Named Executive Officers as of December 31, 2005. The value of the unexercised “in-the-money” options is based on the fair market value of $15.32 as of December 31, 2005, minus the exercise price, multiplied by the numbers of shares underlying the options.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised Options		In-The-Money Options
	Acquired on	Value	at December 31, 2005		at December 31, 2005
Name	Exercise (#)	Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)

Robert Greenberg	—	—	—	—	—	—
Michael Greenberg	—	—	62,500	—	296,250	—
David Weinberg	—	—	248,565	25,000	1,299,768	174,250
Mark Nason	31,000	273,167	168,768	50,000	974,496	348,500
Philip Paccione	—	—	62,463	5,000	261,783	34,850

Stock Option Plan

In January 1998, the Company’s Board of Directors and stockholders adopted the Stock Option Plan, which provides for the grant of qualified incentive stock options (“ISOs”) that meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), stock options not so qualified (“NQSOs”), and deferred stock and restricted stock awards (“Awards”). The Stock Option Plan may be administered by either the Board of Directors or a committee of directors appointed by the Board of Directors (the “Committee”). ISOs may be granted to the officers and key employees of the Company or any of its subsidiaries. The exercise price for any ISO granted under the Stock Option Plan may not be less than 100% (or 110% in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the outstanding Class A Common Stock) of the fair market value of the shares of Class A Common Stock at the time the option is granted. The exercise price for any NQSO granted under the Stock Option Plan may not be less than 85% of the fair market value of the shares of Class A Common Stock at the time the option is granted. The purpose of the Stock Option Plan is to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide an incentive to those whose job performance affects the Company.

The Stock Option Plan originally authorized the grant of options to purchase, and Awards of, an aggregate of up to 5,215,154 shares of the Company’s Class A Common Stock. By action at the Annual Meeting of Stockholders on June 1, 2001, the number of shares of Class A Common Stock authorized for issuance under the Stock Option Plan was increased by 3,000,000 shares, and by action at the Annual Meeting of Stockholders held on May 30, 2003, the number was increased by an additional 3,000,000 shares, so that the Stock Option Plan authorizes the grant of options to purchase and awards of up to an aggregate of 11,215,154 shares of the Company’s Class A Common Stock. The number of shares reserved for issuance under the Stock Option Plan is subject to anti-dilution provisions for stock splits, stock dividends and similar events. If an option granted under the Stock Option Plan expires or terminates, or an Award is forfeited, the shares subject to any unexercised portion of such option or Award will again become available for the issuance of further options or Awards under the Stock Option Plan.

Under the Stock Option Plan, the Company may make loans available to stock option holders, subject to the Board’s (or if applicable, Committee’s) approval, in connection with the exercise of stock options granted under the Stock Option Plan. If shares of Class A Common Stock are pledged as collateral for such indebtedness, such shares may be returned to the Company in satisfaction of such indebtedness. If so returned, such shares shall again be available for issuance in connection with future stock options and Awards under the Stock Option Plan.

No options or Awards may be granted under the Stock Option Plan after January 14, 2008, provided that the Company’s Board of Directors does not otherwise amend or terminate the Stock Option Plan prior to such date.

Options granted under the Stock Option Plan will become exercisable according to the terms of the grant made by the Board of Directors or the Committee. Awards will be subject to the terms and restrictions of the Award made by the Board of Directors or the Committee. The Board of Directors and the Committee have discretionary authority to select participants from among eligible persons and to determine at the time an option or Award is granted, and in the case of options, whether it is intended to be an ISO or a NQSO, and when and in what increments shares covered by the option may be purchased. Under current law, ISOs may not be granted to any individual who is not also an officer or employee of the Company or any subsidiary thereof.

The exercise price of any option granted under the Stock Option Plan is payable in full (i) in cash, (ii) by surrender of shares of the Company’s Class A Common Stock already owned by the option holder having a market value equal to the aggregate exercise price of all shares to be purchased, (iii) by cancellation of indebtedness owed by the Company to the option holder, (iv) by a full recourse promissory note executed by the option holder, (v) by arrangement with a broker or (vi) by any combination of the foregoing. The terms of any promissory note may be changed from time to time by the Board of Directors to comply with applicable Internal Revenue Service or SEC regulations or other relevant pronouncements.

The Board of Directors may from time to time revise or amend the Stock Option Plan and may suspend or discontinue it at any time. However, no such revision or amendment may impair the rights of any participant under any outstanding stock option or Awards without such participant’s consent or may, without stockholder approval, increase the number of shares subject to the Stock Option Plan or decrease the exercise price of a stock option to less than 100% of fair market value on the date of grant (with the exception of adjustments resulting from changes in capitalization), materially modify the class of participants eligible to receive options or Awards under the Stock Option Plan, materially increase the benefits accruing to participants under the Stock Option Plan or extend the maximum option term under the Stock Option Plan.

In the event of a change of control, all outstanding stock options and Awards will fully vest and any indebtedness incurred in connection with the Stock Option Plan will be forgiven. A “change of control” occurs when (i) any person becomes the beneficial owner, directly or indirectly, of 50 percent or more of the combined voting power of the Company’s securities, (ii) during any consecutive two-year period, individuals who at the beginning of such period constitute the Board of Directors, and any new director, with certain exceptions, who was approved by at least two-thirds of the directors still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors, (iii) in some circumstances, the stockholders approve a merger or consolidation or (iv) the stockholders approve the complete liquidation, sale or disposition of all or substantially all of the Company’s assets.

As of December 31, 2005, options to purchase 4,209,437 shares of Class A Common Stock were outstanding at a per share exercise price ranging from $2.78 to $29.45, and the Company had 3,248,847 shares of Class A Common Stock underlying options available for grant.

Employee Stock Purchase Plan

The Company’s 1998 Employee Stock Purchase Plan (the “Purchase Plan”) was adopted by the Company’s Board of Directors and stockholders in July 1998 and amended by its Board of Directors in June 2000. The Purchase Plan is intended to qualify under Section 423 of the Code. Each twelve-month offering period includes two consecutive six-month purchase periods. The offering periods generally start on the first trading day on or after January 1 and July 1 of each year. The initial offering period commenced on July 1, 1999. A total of 2,781,415 shares of Class A Common Stock was initially reserved for issuance under the Purchase Plan, which may be adjusted annually on January 1 for increases equal to the lesser of (i) 2,781,415 shares, (ii) 1% of the outstanding shares of Class A Common Stock on such date or (iii) such lesser amount as may be determined by the Company’s Board of Directors.

Employees are eligible to participate if they are customarily employed by the Company or any designated subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who immediately after the grant of a stock purchase right owns stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or whose rights to purchase stock under all employee stock purchase plans of the Company accrue at a rate which exceeds $25,000 worth of stock for each calendar year may not be granted the right to purchase stock under the Purchase Plan for that year.

The Purchase Plan permits participants to purchase Class A Common Stock through payroll deductions of up to 15% of the participant’s “compensation.” Compensation is defined as the participant’s base straight time gross earnings, including commissions, payments for overtime, incentive bonuses and performance bonuses. Amounts deducted and accumulated by the participant are used to purchase shares of Class A Common Stock at the end of each purchase period. The price of stock purchased under the Purchase Plan is 85% of the lower of the fair market value of the Class A Common Stock as of either the beginning or ending date of the semi-annual purchase period. The maximum number of shares a participant may purchase during a single offering period is determined by dividing $25,000 by the fair market value of a share of the Company’s Class A Common Stock on the first day of the offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company.

Rights granted under the Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the Purchase Plan.

The Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of all or substantially all of the Company’s assets, each outstanding stock purchase right may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding stock purchase right, the offering period then in progress will be shortened and a new purchase date will be set so that shares of Class A Common Stock are purchased with the participant’s accumulated payroll deductions prior to the effective date of such transaction.

The Board of Directors has the authority to amend or terminate the Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the Purchase Plan, provided that the Board of Directors may terminate an offering period on any exercise date if the Board of Directors determines that the termination of the Purchase Plan is in the best interests of the Company and its stockholders. Notwithstanding anything to the contrary, the Board of Directors may in its sole discretion amend the Purchase Plan to the extent necessary and desirable to avoid unfavorable financial accounting consequences by altering the purchase price for any offering period, shortening any offering period or allocating remaining shares among the participants. Unless terminated sooner by the Board of Directors, the Purchase Plan will terminate on June 30, 2008.

Since the inception of the Purchase Plan in July 1998 through December 31, 2005, 1,178,438 shares of Class A Common Stock were purchased by the Company’s employees at the average price of $7.68 per share for an aggregate purchase price of $9,053,000. As of December 31, 2005, 1,602,977 shares of Class A Common Stock were available for future issuance under the Purchase Plan.

401(k) Plan

The Company has in place a contributory retirement plan (the “401(k) Plan”) for all employees age 21 and older with at least 12 months of service, which is designed to be tax deferred in accordance with the provisions of Section 401(k) of the Code. The 401(k) Plan provides that each participant may contribute up to 15% of his or her salary, but not exceeding the IRS statutory limits, and the Company may make a contribution equal to a percentage of salary contributed by the participant to his or her plan account by the end of the first quarter of the following year. Under the 401(k) Plan, employees may elect to enroll on the first day of any month of any plan year, provided that they have been employed by the Company for at least six months.

Subject to the rules for maintaining the tax status of the 401(k) Plan, an additional Company contribution may be made at the Company’s discretion. The Company’s contributions to the 401(k) Plan in 2005, 2004 and 2003 were $939,000, $767,000 and $763,000, respectively, which included the issuance by the Company of 59,203 and 93,692 shares of its Class A Common Stock to the 401(k) Plan for 2004 and 2003 in March 2005 and 2004, respectively. The Company’s contribution to the 401(k) Plan for 2005 in March 2006 did not include the issuance of any shares of its Class A Common Stock.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2005 regarding compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance.

Number of Securities
	Number of Securities			Remaining Available
	to be Issued upon		Weighted-Average	for Future Issuance
	Exercise of		Exercise Price of	Under Equity Compensation
	Outstanding Options,		Outstanding Options,	Plans (Excluding Securities
	Warrants and Rights		Warrants and Rights	Reflected in Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders	4,209,437	(1)	$10.98	4,851,824	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	4,209,437			4,851,824

(1)	Represents stock options outstanding under the Company’s Stock Option Plan. Amount does not include shares available under the Company’s Purchase Plan, which has a stockholder approved reserve of 1,602,977 shares.

(2)	Represents 3,248,847 shares available for future issuance under the Stock Option Plan and 1,602,977 shares available for future issuance under the Purchase Plan. The number of shares available for future issuance under the Purchase Plan may be adjusted on January 1 each year for increases equal to the lesser of 2,781,415 shares, 1% of the outstanding shares of Class A Common Stock on such date or such lesser amount as may be determined by the Company’s Board of Directors. Under the Purchase Plan, each eligible employee may purchase a limited number of shares of Class A Common Stock at semi-annual intervals each year at a purchase price per share equal to 85% of the fair market value of the Company’s Class A Common Stock as of either the beginning or ending date of the semi-annual purchase period.

BOARD REPORT ON EXECUTIVE COMPENSATION

The Company is considered a Controlled Company under the NYSE Rules, and, as a result, was not required to and did not have a compensation committee during 2005. Robert Greenberg, Michael Greenberg and David Weinberg were the directors who primarily administered the policies governing the Company’s executive compensation program for fiscal year 2005.

The Board of Directors believes that executive compensation should reward sustained earnings and long-term value created for stockholders and reflect the business strategies and long-range plans of the Company. The guiding principles affecting executive compensation are to (i) attract and retain key high caliber executives, (ii) provide levels of compensation competitive with those offered by the Company’s competitors and (iii) motivate executives to enhance earnings and long-term stockholder value by linking stock performance on a total returns basis with long-term incentive compensation.

The Company’s executive compensation philosophy is to set base salary at a competitive market rate and then to provide performance-based variable compensation that allows total compensation to fluctuate according to the Company’s growth and sales as well as earnings. Targeted levels of executive compensation are set at levels consistent with others in the Company’s industry, determined after comparison, with such compensation increasingly weighted towards programs contingent upon the Company’s level of annual and long-term performance.

Each executive officer’s compensation is comprised of up to three principal components: base salary, bonus and any stock options or restricted stock awards granted pursuant to the Company’s Stock Option Plan. Base salary and bonus are determined by executive management and are reviewed at least annually by the Board of Directors. See “Executive Compensation” for a description of the allocation of base salary and bonus. Based on certain objective performance criteria of the Company for fiscal year 2005, Robert Greenberg, Michael Greenberg, David Weinberg, Mark Nason and Philip Paccione received an annual bonus of $0, $362,833, $172,833, $138,266 and $51,851, respectively. The Company’s management and the Board of Directors believe that the total compensation package of the executive officers should be linked to certain objective performance criteria of the Company and to the total return of the Company’s stock, both on an absolute basis and relative to similar companies. The Company uses stock options to align the long-range interests of its executive officers with the interests of stockholders. The amount of stock options that may be granted to each executive officer is determined by taking into consideration the officer’s position and individual performance with the Company, the Company’s overall performance and an estimate of the long-term value of the award considering current base salary and any cash bonus awarded.

The foregoing principles and policies are applied in examining the compensation of Robert Greenberg, the Company’s Chief Executive Officer. The Board of Directors believes that Robert Greenberg, as Chief Executive Officer, significantly and directly influences the Company’s overall performance. Mr. Greenberg’s compensation for fiscal year 2005 consisted of a base salary of $1,442,307.

Section 162(m) was added to the Code as part of the Omnibus Budget Reconciliation Act of 1993. Section 162(m) limits the deduction for compensation paid to the Chief Executive Officer and the other Named Executive Officers to the extent that compensation of a particular executive exceeds $1,000,000, with certain exceptions for “qualified performance-based compensation.” The Board of Directors has taken steps to provide that these exceptions will generally apply to compensation paid to its Named Executive Officers. If the stockholders of the Company approve Proposal No. 2 herein concerning the 2006 Annual Incentive Compensation Plan, compensation paid to such Named Executive Officers under the Plan are expected to be deductible for federal income tax purposes under Section 162(m). If the stockholders of the Company do not approve the Plan, any bonuses paid to such Named Executive Officers will be discretionary and may not be deductible by the Company. The Board of Directors will continue to monitor the applicability of Section 162(m) to its ongoing compensation arrangements, although the Board may exercise its discretion to provide compensation that may not be fully deductible to the Company under Section 162(m).

The Board of Directors believes that its overall executive compensation program will be successful in providing competitive compensation appropriate to attract and retain highly qualified executives and also to encourage increased performance from the executive group, which will create added stockholder value.

Respectfully submitted,

Robert Greenberg
Michael Greenberg
Jeffrey Greenberg
David Weinberg
Morton D. Erlich
Geyer Kosinski
Richard Siskind

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors consists of three non-employee directors who are independent under the standards adopted by the Board of Directors and applicable NYSE Rules and SEC standards. The Audit Committee represents and assists the Board of Directors in fulfilling its responsibility for oversight and evaluation of the quality and integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the Company’s internal audit function and independent auditors.

The Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2005, and has discussed those financial statements with the Company’s management, internal finance staff, internal auditors and independent auditors, with and without management present. The Audit Committee has also discussed with the Company’s independent auditors the results of the independent auditors’ examinations and the judgments of the independent auditors concerning the quality, as well as the acceptability, of the Company’s accounting principles and such other matters that it is required to discuss with the independent auditors under applicable rules, regulations or generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Audit Committee has received from the independent auditors the written disclosures required by the Independence Standards Board and has discussed their independence from the Company and the Company’s management with them, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the scope of all fees paid to the independent auditors during the year.

Based on its review and the discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

Respectfully submitted,

Morton D. Erlich, Chairman
Geyer Kosinski
Richard Siskind

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2005 and 2004

The Company retained KPMG LLP to provide services for fiscal years 2005 and 2004 in the categories and amounts as follows:

Service	2005	2004

Audit fees(1)	$1,391,000	$1,273,000	(5)
Audit-related fees(2)	16,000	680,000
Tax fees(3)	229,000	712,000
All other fees(4)	0	46,000

Total audit and non-audit fees	$1,636,000	$2,711,000

(1)	These are fees for professional services performed by KPMG LLP for the audit of the Company’s annual financial statements and the review of the Company’s annual report on Form 10-K, the review of financial statements included in the Company’s quarterly reports on Form 10-Q, the attestation of the effectiveness of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002, and for services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	These are fees for acquisition due diligence and consultations regarding financial accounting and reporting as well as assurance and related services performed by KPMG LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements as required by the Sarbanes-Oxley Act of 2002.

(3)	These are fees for professional services performed by KPMG LLP with respect to U.S. federal and international tax compliance, tax consulting and tax work stemming from “Audit” and “Audit-related” items. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning and tax audit assistance.

(4)	These are fees for other permissible work performed by KPMG LLP that does not meet the other category descriptions.

(5)	Includes $223,000 of fees related to the fiscal year 2004 audit that were billed by KPMG LLP subsequent to the filing and mailing of the proxy statement for the Company’s 2004 Annual Meeting of Stockholders.

Pre-Approval Policy

The Audit Committee’s Pre-Approval Policy provides for pre-approval of specifically described audit, audit-related, tax and all other services by the Audit Committee in order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. The Pre-Approval Policy also provides a list of prohibited non-audit services. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, the requested service will require specific pre-approval by the Audit Committee. The term of any pre-approved services is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and may revise the list of pre-approved services, based on subsequent determinations. Pre-approval fee levels for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee after the independent registered public accounting firm’s appointment for the then current fiscal year has been ratified by the Company’s stockholders at the Annual Meeting. Any fees for proposed services exceeding these levels will also require specific pre-approval by the Audit Committee.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

The following graph demonstrates the total return to stockholders of the Company’s Class A Common Stock from December 31, 2000 to December 31, 2005, relative to the performance of (i) the Standard & Poor’s 500 Index, (ii) the Standard & Poor’s Footwear Index, (iii) the Russell 2000 Index, which includes the Company’s Class A Common Stock, and (iv) the Company’s peer group index, which consists of eight companies believed to be engaged in similar businesses: Nike, Inc., Adidas-Solomon AG, K-Swiss Inc., The Stride Rite Corporation, Kenneth Cole Productions, Inc., Steven Madden, Ltd., The Timberland Company and Wolverine World Wide, Inc.

The Company is including the Russell 2000 Index and the customized peer group index in the performance comparison graph for the first time, and after this year will no longer include the S&P 500 Index or the S&P Footwear Index. Under SEC rules, both the newly selected indices and last year’s indices must be shown in this transition year. Management believes that it is appropriate to change the broad equity market index in the performance comparison graph to the Russell 2000 Index because it includes the Company and is more reflective of companies with a market capitalization similar to that of the Company. Further, management believes that it is appropriate to change the peer group index from the S&P 500 Index, which includes Nike, Inc. and previously included Reebok International Ltd., to a customized group of eight companies as it contains a greater number of companies that are representative of the Company’s footwear business. The graph assumes an investment of $100 on December 31, 2000 in each of the Company’s Class A Common Stock and the stocks comprising each of the S&P 500 Index, the S&P Footwear Index, the Russell 2000 Index and the customized peer group index. Each of the four indices assumes that all dividends were reinvested. The stock performance of the Company’s Class A Common Stock shown on the following graph is not necessarily indicative of future performance. The Company will not make nor endorse any predictions as to its future stock performance.

Company/Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Skechers U.S.A., Inc.	100.00	94.32	54.77	52.58	83.61	98.84
S&P 500	100.00	88.12	68.64	88.33	97.94	102.75
Russell 2000	100.00	102.49	81.49	120.00	142.00	148.46
S&P Footwear	100.00	101.33	84.09	128.56	169.06	170.05
Custom Peer Group	100.00	99.48	87.97	126.18	166.06	177.56

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Class A Common Stock and Class B Common Stock as of March 31, 2006 by (i) each director of the Company, (ii) each of the Named Executive Officers, (iii) each person known to the Company to be beneficial owner of more than 5% of either class of the Common Stock and (iv) all directors and executive officers of the Company as a group.

Each stockholder’s percentage of ownership in the following table is based upon 24,665,215 shares of Class A Common Stock and 16,151,189 shares of Class B Common Stock outstanding as of March 31, 2006. The Class B Common Stock is convertible at any time into shares of the Class A Common Stock on a one-for-one basis. Beneficial ownership is determined in accordance with SEC rules and regulations. In computing the number of shares of Class A Common Stock beneficially owned by a person and the percentage of beneficial ownership of that person, shares of Class A Common Stock underlying notes, options or shares of Class B Common Stock held by that person that are convertible or exercisable, as the case may be, within 60 days of March 31, 2006 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. See “Certain Relationships and Related Transactions” for a description of transactions between the Greenberg Family Trust, of which Robert Greenberg is a trustee, Michael Greenberg and the Company. To the Company’s knowledge, unless otherwise indicated in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of Class A and Class B Common Stock set forth opposite such person’s name. Unless otherwise indicated in the footnotes below, the address of each beneficial owner listed below is c/o Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.

	Number of		Number of		Percentage of	Percentage of
	Class A Shares		Class B Shares		Class A Shares	Class B Shares
Name of Beneficial Owner	Beneficially Owned		Beneficially Owned		Beneficially Owned	Beneficially Owned

5% stockholders:
Wellington Management Company, LLP	3,176,991	(1)	—		12.9%	—
Alexandra Global Master Fund Ltd.	2,848,349	(2)	—		10.4	—
Named Executive Officers and directors:
Robert Greenberg	11,741,240	(3)	11,741,240	(4)	32.3	72.7%
Michael Greenberg	1,202,689	(5)	1,129,991	(6)	4.7	7.0
Jeffrey Greenberg	981,134	(7)	867,334	(8)	3.8	5.4
David Weinberg	345,332	(9)	—		1.4	—
Mark Nason	193,819	(10)	—		*	—
Philip Paccione	64,963	(11)	—		*	—
Morton D. Erlich	10,000	(12)	—		*	—
Geyer Kosinski	30,000	(11)	—		*	—
Richard Siskind	84,333	(13)	—		*	—
All current directors and executive officers as a group (10 persons)	14,703,510	(14)	13,738,565		37.5%	85.1%

*	Less than 1.0%

(1)	Information is based on a Schedule 13G filed with the SEC on February 14, 2006 and represents the number of shares reported as beneficially owned as of December 31, 2005. Wellington Management Company, LLP (“Wellington”), which is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has shared voting power with respect to 2,469,891 of the shares that it beneficially owns and shared dispositive power with respect to 3,099,391 of the shares that it beneficially owns. Wellington is located at 75 State Street, Boston, Massachusetts 02109.

(2)	Information is based on a Schedule 13G filed with the SEC on February 15, 2006 and represents the number of shares reported as beneficially owned as of December 31, 2005. Alexandra Global Master Fund Ltd. (“Alexandra”) has shared voting and dispositive power with respect to the 2,848,349 shares reported as beneficially owned by Alexandra, which represents shares underlying 4.50% convertible subordinated notes due 2007 that are currently convertible. Alexandra Investment Management, LLC (“AIM”) serves as an investment advisor to Alexandra, and by reason of such relationship may be deemed to share voting and dispositive power over the shares beneficially owned by Alexandra. AIM disclaims beneficial ownership of such shares. Mikhail A. Filimonov (“Filimonov”) serves as the Chairman, the Chief Executive Officer, a Managing Member and the Chief Investment Officer of AIM. Dimitri Sogoloff (“Sogoloff”) serves as the President, a Managing Member and the Chief Risk Officer of AIM. By reason of such relationships, Filimonov and Sogoloff may be deemed to share voting and dispositive power over the shares listed as beneficially owned by AIM. Filimonov and Sogoloff each disclaims beneficial ownership of the shares listed as beneficially owned by AIM or any other reporting person. Alexandra Global is located at Citco

Building, Wickams Cay, P.O. Box 662, Road Town, Tortola, British Virgin Islands. AIM, Filimonov and Sogoloff are located at 767 Third Avenue, 39th Floor, New York, New York 10017.

(3)	Represents 11,741,240 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership of these shares is described in greater detail in note 4 below.

(4)	Includes 11,626,240 shares of Class B Common Stock held by the Greenberg Family Trust (the “Trust”) that Robert Greenberg, Chief Executive Officer and Chairman of the Board of the Company, is deemed to beneficially own as a trustee of the Trust. Susan Greenberg, Robert Greenberg’s wife, is also a trustee of the Trust and is also deemed to beneficially own all shares held by the Trust.

(5)	Includes 1,129,991 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for- one basis, 37,500 shares of Class A Common Stock underlying options that are exercisable currently or within 60 days of March 31, 2006 and 22,650 shares of Class A Common Stock beneficially owned by Michael Greenberg, President and a Director of the Company, indirectly through his wife, Wendy Greenberg, and their children. Michael Greenberg disclaims beneficial ownership of these 22,650 shares except to the extent of his pecuniary interest therein. Beneficial ownership of the 1,129,991 shares of Class B Common Stock is described in greater detail in note 6 below.

(6)	Includes 1,050,797 shares of Class B Common Stock held by the Michael and Wendy Greenberg Family Trust that Michael Greenberg, President and a Director of the Company, is deemed to beneficially own as trustee of such trust. Also, includes 79,194 shares of Class B Common Stock held in various trust accounts for Mr. Greenberg’s minor children and of which a third party acts as trustee or custodian, as the case may be. Mr. Greenberg disclaims beneficial ownership of these 79,194 shares except to the extent of his pecuniary interest therein.

(7)	Includes 867,334 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for- one basis and 110,000 shares of Class A Common Stock underlying options that are exercisable currently or within 60 days of March 31, 2006. Beneficial ownership of the 867,334 shares of Class B Common Stock is described in greater detail in note 8 below.

(8)	Includes 802,558 shares of Class B Common Stock held by the Jeffrey and Lori Greenberg Family Trust that Jeffrey Greenberg, a Director of the Company, is deemed to beneficially own as a trustee of such trust. Lori Greenberg, Jeffrey Greenberg’s wife, is also a trustee of the Jeffrey and Lori Greenberg Family Trust and is also deemed to beneficially own all shares held by such trust. Also, includes 3,300 shares of Class B Common Stock held by the Chloe July Greenberg custodial account that Mr. Greenberg is deemed to beneficially own as custodian of such account and 61,476 shares of Class B Common Stock held by the Chloe July Greenberg 2004 Trust that Mr. Greenberg is deemed to beneficially own as trustee of such trust, both of which are for his daughter who is a minor.

(9)	Represents 84,267 shares of Class A Common Stock that David Weinberg, Executive Vice President, Chief Operating Officer and a Director of the Company, is deemed to beneficially own as sole trustee of The David Weinberg Trust dated September 7, 2000, and 261,065 shares of Class A Common Stock underlying options that are exercisable currently or within 60 days of March 31, 2006.

(10)	Includes 193,768 shares of Class A Common Stock underlying options that are exercisable currently or within 60 days of March 31, 2006.

(11)	Represents shares of Class A Common Stock underlying options that are exercisable currently or within 60 days of March 31, 2006.

(12)	Includes 2,000 shares of Class A Common Stock held by The Erlich Family Trust that Morton D. Erlich, a Director of the Company, is deemed to beneficially own as a trustee of such trust.

(13)	Includes 70,000 shares of Class A Common Stock underlying options that are exercisable currently or within 60 days of March 31, 2006.

(14)	Includes 767,296 shares of Class A Common Stock underlying options that are exercisable currently or within 60 days of March 31, 2006 by the Named Executive Officers and directors of the Company. Also, includes 50,000 shares of Class A Common Stock beneficially owned by Frederick Schneider, who is currently an executive officer of the Company but neither a Named Executive Officer nor director of the Company. These 50,000 shares include 30,000 shares of Class A Common Stock underlying options that are exercisable currently or within 60 days of March 31, 2006, 10,000 shares held by the Schneider Limited Partnership that Mr. Schneider is deemed to beneficially own as its general partner and 2,000 shares held by The Schneider CA Partnership that Mr. Schneider is deemed to beneficially own as its general partner.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who own more than ten percent of a registered class of the Company’s securities, to file with the SEC reports of initial ownership (Form 3’s) and reports of changes in ownership (Form 4’s and 5’s) of the Company’s securities. Officers, directors and greater than ten percent stockholders are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on the Company’s review of the copies of such reports furnished to the Company, management believes that all officers, directors and greater than ten percent stockholders complied with the filing requirements of Section 16(a) for the fiscal year 2005, except that Mark Nason filed a late Form 4 with respect to one transaction, and Jeffrey Greenberg filed a Form 5 for fiscal year 2005 that included one Section 16(b) exempt transaction that occurred on December 23, 2004, which was inadvertently omitted from the Form 5 previously filed for fiscal year 2004. Also, another Section 16(b) exempt transaction that occurred on January 14, 2005 but inadvertently reported as occurring on December 30, 2004 on both Jeffrey Greenberg’s Form 5 for fiscal year 2004 and Robert Greenberg’s Form 5 for fiscal year 2004 was corrected on Jeffrey Greenberg’s Form 5 for fiscal year 2005 and by amendment to Robert Greenberg’s Form 5 for fiscal year 2004, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of March 31, 2006, Robert Greenberg, his children, and the Greenberg Family Trust beneficially own 99.5% of the Class B Common Stock and approximately 86.6% of the combined voting power of the Company’s Class A and Class B Common Stock. By virtue of this stock ownership, Robert Greenberg may be deemed to be a “control person” of the Company within the meaning of the rules and regulations promulgated under the Securities Act of 1933, as amended, and the Greenberg Family Trust influences the election of Robert Greenberg. Michael Greenberg, the Company’s President, and Jeffrey Greenberg, both of whom are members of the Board of Directors of the Company, are each beneficiaries of the Greenberg Family Trust. Additionally, Robert Greenberg, directly and indirectly through the Greenberg Family Trust, beneficially owns approximately 63.1% of the combined voting power of the Company’s Class A and Class B Common Stock. As a result, the Company is considered a “Controlled Company” under the NYSE Rules and is thereby exempt from certain listing requirements and regulations as set forth in the NYSE Rules.

Shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by the Greenberg Family Trust and Michael Greenberg, President of the Company, are subject to certain registration rights. The Company entered into a registration rights agreement with the Greenberg Family Trust and Michael Greenberg pursuant to which the Company agreed that it will, on up to two separate occasions per year, register up to one-third of the shares of Class A Common Stock issuable upon conversion of their Class B Common Stock beneficially owned as of the closing of the Company’s initial public offering of its Class A Common Stock by each such stockholder in any one year, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in such registration. The Company also agreed that, if it shall cause to be filed with the SEC a registration statement, each such stockholder shall have the right to include up to one-third of the shares of Class A Common Stock issuable upon conversion of their Class B Common Stock beneficially owned as of the closing of the Company’s initial public offering of its Class A Common Stock by each of them in such registration statement provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in such registration. All expenses of such registrations shall be at the Company’s expense.

Michael Greenberg, President and a director of the Company, owns a 12% beneficial ownership interest in Manhattan Inn Operating Company, LLC (“MIOC”), the primary business of which is to own and operate the Shade Hotel, which recently opened in Manhattan Beach, California. Michael Greenberg, David Weinberg, who is Chief Operating Officer and a director of the Company, and Michael Greenberg’s brothers Jeffrey Greenberg, who is a senior vice president and director of the Company, and Jason and Joshua Greenberg, who are senior vice presidents of the Company, own in aggregate a 17% beneficial ownership interest in MIOC. The Company held its 2005 holiday party at the Shade Hotel in December 2005, and the total amount paid by Skechers to the Shade Hotel for all related expenses was $47,000, which exceeded 5% of the gross revenues of the Shade Hotel in 2005 because it did not open until November 2005.

Jeffrey Greenberg, Jason Greenberg, Joshua Greenberg and Jennifer Greenberg, who are the children of Robert Greenberg, Chairman of the Board and Chief Executive Officer of the Company, and are also the siblings of Michael Greenberg, President of the Company, were non-executive employees of the Company in 2005, and each of them received compensation that exceeded $60,000 for 2005.

The Company believes that all of the foregoing relationships and transactions were reasonable and in the best interest of the Company.

NOMINATIONS AND STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Stockholder proposals intended to be presented at the Company’s next Annual Meeting of Stockholders to be held in 2007 must be received at the Company’s principal executive offices no later than January 1, 2007, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act, to be included in the Company’s proxy materials. Stockholders who wish to submit a proposal for consideration at the Company’s 2007 Annual Meeting of Stockholders, but who do not wish to submit a proposal for inclusion in the Company’s Proxy Statement, must, in accordance with the Company’s Bylaws, deliver a copy of their proposal no later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day in advance of such meeting. In either case, proposals should be delivered to Skechers U.S.A., Inc., 228 Manhattan Beach Blvd., Manhattan Beach, California 90266, Attention: Michael Greenberg, President. To avoid controversy and establish timely receipt by the Company, it is suggested that stockholders send their proposals by certified mail, return receipt requested.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

Stockholders who wish to contact any of our directors either individually or as a group may do so by writing to them c/o Philip Paccione, Corporate Secretary, Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266. Each writing stockholder should specify whether the communication is directed to the entire Board of Directors or to a particular director. Company personnel will review the communications and screen improper and irrelevant communications such as solicitations.

OTHER BUSINESS

The Board of Directors does not know of any other matter to be acted upon at the meeting. However, if any other matter shall properly come before the meeting, the proxyholders named in the proxy accompanying this Proxy Statement will have authority to vote all proxies in accordance with their discretion.

BY ORDER OF THE BOARD OF DIRECTORS

Philip G. Paccione,
Corporate Secretary

Dated: May 1, 2006
Manhattan Beach, California

APPENDIX A

SKECHERS U.S.A., INC.

2006 ANNUAL INCENTIVE COMPENSATION PLAN

Skechers USA, Inc. (the “Company”), a Delaware corporation, hereby establishes and adopts the following 2006 Annual Incentive Compensation Plan (the “Plan”) to provide incentive awards that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

1.	PURPOSES OF THE PLAN

The purposes of the Plan are to advance the interests of the Company and its stockholders and assist the Company in attracting and retaining executive officers of the Company and its Affiliates who, because of the extent of their responsibilities can make significant contributions to the Company’s success by their ability, industry, loyalty and exceptional services, by providing incentives and financial rewards to such executive officers.

2.	DEFINITIONS

2.1. “Affiliate” shall mean any corporation, partnership or other organization of which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests.

2.2. “Award” shall mean any amount granted to a Participant under the Plan.

2.3. “Board” shall mean the board of directors of the Company.

2.4. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

2.5. “Committee” shall mean the Compensation Committee of the Board or any subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. For purposes of satisfying the requirements of Section 162(m) of the Code and the regulations thereunder, the Committee is intended to consist solely of “outside directors” as such term is defined in Section 162(m) of the Code.

2.6. “Disability” means any physical or mental condition of a Participant that in the opinion of the Committee renders the Participant incapable of continuing to be an employee of the Company and its Affiliates.

2.7. “Participant” shall mean the Company’s Chief Executive Officer and each other executive officer of the Company or an Affiliate selected by the Committee pursuant to Section 4.1 to participate in this Plan.

2.8. “Performance Criteria” shall mean net sales; revenue; revenue growth; operating income; pre-or after-tax income (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income; division, group or corporate financial goals; return on equity; total shareholder return; return on assets or net assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of shares of the Class A Common Stock or any other publicly-traded securities of the Company; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models; comparisons with various stock market indices; reductions in costs; cash flow (before or after dividends) cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital; cash flow return on investment; and improvement in or attainment of expense levels or working capital levels.

2.9. “Performance Period” shall mean the Company’s fiscal quarter, fiscal year or such other period that the Committee, in its sole discretion, may establish, provided no Performance Period shall be more than five years in length.

3.	ELIGIBILITY AND ADMINISTRATION

3.1.  Eligibility.  The individuals eligible to participate in the Plan shall be the Company’s Chief Executive Officer and any other executive officer of the Company or an Affiliate.

3.2.  Administration.

(a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom Awards may from time to time be granted hereunder; (ii) determine the terms and conditions, not inconsistent with the provisions of the Plan, of each Award; (iii) determine the time when Awards will be granted and paid and the Performance Period to which they relate; (iv) determine the performance goals for Awards for each Participant in respect of each Performance Period based on the Performance Criteria and certify the calculation of the amount of the Award payable to each Participant in respect of each Performance Period; (v) determine whether payment of Awards may be deferred by Participants; (vi) interpret and administer the Plan and any instrument or agreement entered into in connection with the Plan; (vii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Affiliate, any Participant and any person claiming any benefit or right under an Award or under the Plan.

(c) To the extent not inconsistent with applicable law or the rules and regulations of the New York Stock Exchange (or such other principal securities market on which the Company’s securities are listed or qualified for trading), including the applicable provisions of Section 162(m) of the Code, the Committee may delegate to one or more officers of the Company or a committee of officers the authority to take actions on its behalf pursuant to the Plan.

4.	AWARDS

4.1.  Performance Period; Performance Goals.  Not later than the earlier of (i) 90 days after the commencement of each fiscal year of the Company and (ii) the expiration of 25% of the Performance Period, the Committee shall, in writing, designate one or more Performance Periods, determine the Participants for such Performance Periods and determine the performance goals for determining the Award for each Participant for such Performance Period(s) based on attainment of specified levels of one or any combination of the Performance Criteria. Such performance goals may be based solely by reference to the Company’s performance or the performance of an Affiliate, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accordance with generally accepted accounting principles. Such performance goals shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder. For competitive reasons, specific performance goals determined by the Committee for each Performance Period will not be publicly disclosed.

4.2.  Certification.  At such time as it shall determine appropriate following the conclusion of each Performance Period, the Committee shall certify, in writing, the amount of the Award for each Participant for such Performance Period.

4.3.  Payment of Awards.  The amount of the Award actually paid to a Participant may, in the sole discretion of the Committee, be less than the amount otherwise payable to the Participant based on attainment of the performance goals for the Performance Period as determined in accordance with Section 4.1. The actual amount of the Award determined by the Committee for a Performance Period shall be paid in cash or, to the extent provided in such plan share awards under a shareholder-approved stock plan of the Company. Payment to each Participant shall be made no later than the fifteenth day of the third month following the end of the fiscal quarter of the Company in which the applicable Performance Period ends.

4.4.  Commencement or Termination of Employment.  If a person becomes a Participant during a Performance Period (whether through promotion or commencement of employment) or if a person who otherwise would have been a Participant dies, retires or is Disabled, or if the person’s employment is otherwise terminated, during a Performance Period (except for cause, as determined by the Committee in its sole discretion), the Award payable to such a Participant may, in the discretion of the Committee, be proportionately reduced based on the period of actual employment during the applicable Performance Period.

4.5.  Maximum Award.  The maximum dollar value of an Award payable to any Participant in any 12-month period is $5,000,000.

5.	MISCELLANEOUS

5.1.  Amendment and Termination of the Plan.  The Committee may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) of the Code. No amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent.

5.2.  Section 162(m) of the Code.  Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company of the payment of Awards.

5.3.  Tax Withholding.  The Company or an Affiliate shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable federal, state and local taxes required to be paid or withheld. The Company or an Affiliate shall have the right to withhold from wages, Awards or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company or an Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

5.4.  Right of Discharge Reserved; Claims to Awards.  Nothing in this Plan shall provide any Participant a right to receive any Award or payment under the Plan with respect to a Performance Period. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or an Affiliate or affect any right that the Company or an Affiliate may have to terminate the employment of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of the termination of employment of any Participant. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

5.5.  Nature of Payments.  All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or an Affiliate, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or an Affiliate except as may be determined by the Committee or by the Board or board of directors of the applicable Affiliate.

5.6.  Other Plans.  Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

5.7.  Severability.  If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

5.8.  Construction.  As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

5.9.  Unfunded Status of the Plan.  The Plan is intended to constitute an “unfunded” plan for incentive compensation and deferred compensation if permitted by the Committee. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

5.10.  Governing Law.  The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of California without reference to principles of conflict of laws that might result in the application of the laws of another jurisdiction, and shall be construed accordingly.

5.11.  Effective Date of Plan.  The Plan shall be effective on the date of the approval of the Plan by the holders of the then outstanding securities of the Company entitled to vote generally in the election of directors. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled. Any amounts paid under the provisions of this Plan in advance of expected shareholder approval shall be repaid to the Company by January 31, 2007 if shareholder approval of this Plan is not obtained by December 31, 2006.

5.12.  Captions.  The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

ANNUAL MEETING OF STOCKHOLDERS OF
SKECHERS U.S.A., INC.
May 19, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

1.	Election of	FOR ALL THE NOMINEES	WITHHOLD	FOR ALL EXCEPT	NOMINEES:
	Directors		AUTHORITY FOR ALL	(See instructions below)
NOMINEES
		☐	☐	☐	☐	Robert Greenberg
					☐	Morton D. Erlich

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

2.	Approve the Company’s 2006 Annual Incentive Compensation Plan.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐
3.	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐
Each of the persons named as proxies herein are authorized, in such person’s discretion, to vote upon such other matters as may properly come before the Annual Meeting, or any adjournments thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Please check here if you plan to attend the meeting.	☐

Signature		Signature
of Stockholder:	Date:	of Stockholder:	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SKECHERS U.S.A., INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder(s) of Skechers U.S.A., Inc. a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 1, 2006, and hereby appoints Michael Greenberg and David Weinberg and each of them, with full power of substitution, as attorneys-in-fact and proxies for, and in the name and place of, the undersigned, and hereby authorizes each of them to represent and to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Skechers U.S.A., Inc. to be held at The Ayres Hotel located at 14400 Hindry Avenue, Hawthorne, California 90250, on Friday, May 19, 2006, at 10:00 a.m. Pacific time, and at any adjournments thereof, upon the matters as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.
     THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR APPROVAL OF PROPOSALS 2 AND 3 AS DESCRIBED IN THE PROXY, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.
(continued, and to be signed and dated, on reverse side)